Exhibit 23

CONSENTS OF INDEPENDENT PUBLIC ACCOUNTANTS

        We consent to the incorporation by reference in Registration Statement No. 333-58298 and the related Prospectus (2000 Stock Option Plan) of Orient-Express Hotels Ltd. on Form S-8 of our report dated March 1, 2002 (which report on the consolidated financial statements expresses an unqualified opinion and includes an explanatory paragraph referring to the adoption by Orient-Express Hotels Ltd. of Statement of Financial Accounting Standards ("SFAS") No. 133, Accounting for Derivative Instruments and Hedging Activities, as amended by SFAS No. 137 and 138, effective January 1, 2001, and Statement of Position No. 98-5, Reporting on the Costs of Start-up Activities, effective January 1, 1999) appearing in this Annual Report on Form 10-K of Orient-Express Hotel Ltd. and subsidiaries for the year ended December 31, 2001.

We consent to the incorporation by reference in Registration Statement No. 333-67268 and the related Prospectus (Common Share Shelf Offering) of Orient-Express Hotels Ltd. on Form S-3 of our report dated March 1, 2002 (which report on the consolidated financial statements expresses an unqualified opinion and includes an explanatory paragraph referring to the adoption by Orient-Express Hotels Ltd. of Statement of Financial Accounting Standards ("SFAS") No. 133, Accounting for Derivative Instruments and Hedging Activities, as amended by SFAS No. 137 and 138, effective January 1, 2001, and Statement of Position No. 98-5, Reporting on the Costs of Start-up Activities, effective January 1, 1999) appearing in this Annual Report on Form 10-K of Orient-Express Hotels Ltd. and subsidiaries for the year ended December 31, 2001.

/s/ Deloitte & Touche LLP

New York, New York
March 27, 2002